LITFUNDING ACQUIRES CASHWIZE

Tuesday September 20, 4:05 pm ET

LAS VEGAS--(BUSINESS WIRE)--Sept. 20, 2005--LitFunding Corp.(OTCBB: LFDG - News)

LitFunding announced that it had entered into a binding letter of intent to acquire Cashwize, Inc. at its Annual Stockholders Meeting held in Las Vegas on Saturday, September 17, 2005.

"The acquisition of Cashwize affords LitFunding with a highly profitable opportunity to leverage our capital at high yields with relative safety", commented Morton Reed, CEO of LitFunding.

Cashwize, operating as a wholly-owned subsidiary of LitFunding, will develop a deferred deposit, consumer loan business that will specialize in providing short-term, cash advance loans or "payday loans" as they are commonly called. Cashwize has developed an economical Internet based marketing system that allows applications to be submitted via the Internet, providing low cost marketing to potentially millions of customers while obviating the high cost of traditional `bricks and mortar' retail locations.

As a condition to finalizing the merger, Cashwize will enter into a management agreement with LitFunding whereby LitFunding will receive an upfront fee of $225,000 in exchange for Cashwize utilizing its resources. LitFunding received a $50,000 non-refundable fee with the signing of the letter of intent last Thursday, September 15, 2005. The terms of the merger agreement will allow Cashwize to become a separate, publicly traded entity, under certain terms. In such an event, LitFunding and its shareholders will retain 15% of the newly issued shares of Cashwize.
Although the acquisition is not yet finalized, further details of the proposed transaction are available in the Company's Form 8-K, filed with the SEC on Monday, September 19, 2005.

ABOUT LITFUNDING CORP.

LFC, through its wholly owned subsidiary LitFunding USA (the company), remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. The company is in the litigation funding business making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid to the company.

This press release does not constitute an offer of any securities for sale.

Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach a definitive agreement with respect to and close the proposed acquisition discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.


Contact:

     LitFunding Corp., Las Vegas
     Michelle DeMuth, 702-317-1610



Source: LitFunding Corp.